Exhibit 99.1

Media Contact:

Dana Stelsel

Corporate Communications Manager

(765) 771-5766

dana.stelsel@wabashnational.com

Investor Relations:
Mike Pettit
Vice President – Finance and Investor Relations
(765) 771-5581
michael.pettit@wabashnational.com

Wabash National Corporation Announces New Group Presidents

LAFAYETTE, Ind. — September 29, 2017 – Wabash National Corporation (NYSE: WNC), a diversified industrial manufacturer and North America’s leading producer of semi-trailers and liquid transportation systems, today announced the appointments of new group presidents, effective October 1, 2017.

Dustin Smith has been named Senior Vice President and Group President, Commercial Trailer Products. Mr. Smith previously served as Senior Vice President and General Manager, Commercial Trailer Products, since October 2016. He joined Wabash National in 2007 and has held a number of positions with increasing responsibility, including Director of Finance and Vice President of Manufacturing, Commercial Trailer Products. Prior to Wabash National, from 2000 to 2007, Mr. Smith held various positions at Ford Motor Company across both product development and manufacturing divisions.

Kevin Page has been named Senior Vice President and Group President, Diversified Products. Mr. Page joined Wabash National in February 2017 as Vice President and General Manager, Final Mile and Distributed Services. Prior to Wabash National, he was Interim President of Truck Accessories Group, LLC from 2015 to 2016, and Vice President of Sales, Marketing and Business Development from 2012 to 2015. He served as President of Universal Trailer Cargo Group from 2008 to 2012. Mr. Page also had a long career at Utilimaster Corporation serving in various sales roles, including as Vice President of Sales and Marketing.

Both positions report to President and Chief Operating Officer Brent Yeagy.

“Our strategy to diversify and grow the company over these past several years has been highly successful, and we look forward to continuing that momentum,” Yeagy said. “These appointments capitalize on these leaders’ backgrounds and strengths, while aligning our structure at the senior level to meet our key business priorities. I’m confident in their ability to keep our momentum going with continued deployment of the Wabash Management System and a commitment to our core values of safety, collaboration and innovation.”

###

About Wabash National Corporation

Wabash National Corporation (NYSE:WNC) is a diversified industrial manufacturer and North America’s leading producer of semi-trailers and liquid transportation systems. Established in 1985 in Lafayette, Indiana, the company manufactures a diverse range of products, including: dry freight and refrigerated trailers, platform trailers, bulk tank trailers, dry and refrigerated truck bodies, truck-mounted tanks, intermodal equipment, aircraft refueling equipment, structural composite panels and products, trailer aerodynamic solutions, and specialty food grade and pharmaceutical equipment. Its innovative products are sold under the following brand names: Wabash National®, Beall®, Benson®, Brenner® Tank, Bulk Tank International, DuraPlate®, Extract Technology®, Garsite, Progress Tank, Supreme®, Transcraft®, Walker Engineered Products, and Walker Transport. Learn more at www.wabashnational.com.